                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                             (Amendment No. _____)(1)


                                   Focal, Inc
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)


                                    343909107
                                 (CUSIP Number)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.    343909107                 13G             PAGE   2   OF  28  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          MAYFIELD VI INVESTMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP 94-3060511
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     904,711
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               904,711
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          904,711
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.    343909107                 13G             PAGE   3   OF  28  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          MAYFIELD VI MANAGEMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP 94-3058675
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     904,711
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               904,711
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          904,711
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.    343909107                 13G             PAGE   4   OF  28  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          MAYFIELD VII, A CALIFORNIA LIMITED PARTNERSHIP  94-3167809
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     382,567
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               382,567
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          382,567
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          2.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.    343909107                 13G             PAGE   5   OF  28  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          MAYFIELD VII MANAGEMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP 94-3167811
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     382,567
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               382,567
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          382,567
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          2.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.    343909107                 13G             PAGE   6   OF  28  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          MAYFIELD MEDICAL PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP
          94-3141068
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     130,435
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               130,435
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          130,435
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          1.0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.    343909107                 13G             PAGE   7   OF  28  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          MAYFIELD MEDICAL PARTNERS(1992), A CALIFORNIA LIMITED PARTNERSHIP 94-3170955
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     48,675
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               48,675
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          48,675
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.4%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.    343909107                 13G             PAGE   8   OF  28  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          MAYFIELD ASSOCIATES FUND, A CALIFORNIA LIMITED PARTNERSHIP
          94-3062897
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     43,129
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               43,129
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          43,129
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.    343909107                 13G             PAGE   9   OF  28  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          MAYFIELD ASSOCIATES FUND II, A CALIFORNIA LIMITED PARTNERSHIP
          94-3191510
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     20,808
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               20,808
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          20,808
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.    343909107                 13G             PAGE   10  OF  28  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          YOGEN K. DALAL  SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,530,325
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,530,325
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,530,325
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          11.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO.    343909107                 13G             PAGE   11  OF  28  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          F. GIBSON MYERS, JR.    SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,530,325
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,530,325
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,530,325
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          11.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO.    343909107                 13G             PAGE   12  OF  28  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          KEVIN A. FONG          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,530,325
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,530,325
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,530,325
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          11.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO.    343909107                 13G             PAGE   13  OF  28  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          WILLIAM D.UNGER        SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,530,325
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,530,325
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,530,325
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          11.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO.    343909107                 13G             PAGE   14  OF  28  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          WENDELL G. VAN AUKEN
          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,530,325
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,530,325
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,530,325
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          11.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO.    343909107                 13G             PAGE   15  OF  28  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          MICHAEL J. LEVINTHAL
          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    7,178 (includes options to purchase 7,178 shares)
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,530,325
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   7,178 (includes options to purchase 7,178 shares)
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,537,325 (includes options to purchase
                               7,178 shares)
                       --------------------------------------------------------

  (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,537,503 (includes options to purchase 7,178 shares)
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          11.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO.    343909107                 13G             PAGE   16  OF  28  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          A. GRANT HEIDRICH, III    SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,530,325
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,530,325
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,530,325
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          11.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

ITEM 1.

         (a)      NAME OF ISSUER:

                  Focal, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  4 Maguire Road
                  Lexington, MA 02173

ITEM 2.

         (a)      NAME OF PERSONS FILING:

                  Mayfield VI Investment Partners, a California Limited Partnership
                  Mayfield VI Management Partners, a California Limited Partnership
                  Mayfield VII, a California Limited Partnership
                  Mayfield VII Management Partners, a California Limited Partnership
                  Mayfield Medical Partners, a California Partnership
                  Mayfield Medical Partners (1992), a California Partnership Mayfield Associates Fund, a California Limited Partnership Mayfield Associates Fund II, a California Limited Partnership Yogen K. Dalal
                  Kevin A. Fong
                  Wendell G. Van Auken
                  A. Grant Heidrich, III
                  F. Gibson Myers, Jr.
                  William D. Unger
                  Michael J. Levinthal

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  c/o The Mayfield Fund
                  2800 Sand Hill Road
                  Menlo Park, CA 94025

         (c)      CITIZENSHIP:

                  The entities listed in Item 2(a) are California Limited Partnerships except for Mayfield Medical Partners and Mayfield Medical Partners (1992) which are California Partnerships. The individuals listed in Item 2(a) are U.S. citizens.

         (d)      TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.01 per share.


                              Page 17 of 28 pages.

         (e)      CUSIP NUMBER:

                  343909107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable

ITEM 4.  OWNERSHIP

                  The information regarding ownership as set forth in Items 5-9 of Pages 2-16 hereto, is hereby incorporated by reference.

                  For a summary of total ownership by all Reporting Persons, see
Exhibit 2 hereto.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10. CERTIFICATION

                  Not applicable.


                              Page 18 of 28 pages.

                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 17, 1998

                                   MAYFIELD VI INVESTMENT PARTNERS
                                   A California Limited Partnership

                                   By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Authorized Signatory

                                   MAYFIELD VI MANAGEMENT PARTNERS
                                   A California Limited Partnership

                                   By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Authorized Signatory

                                   MAYFIELD VII
                                   A California Limited Partnership

                                   By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Authorized Signatory

                                   MAYFIELD VII MANAGEMENT PARTNERS
                                   A California Limited Partnership

                                   By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Authorized Signatory

                                   MAYFIELD ASSOCIATES FUND II
                                   A California Limited Partnership

                                   By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Authorized Signatory

                                   MAYFIELD MEDICAL PARTNERS (1992)
                                   A California Partnership

                                   By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Authorized Signatory

                              Page 19 of 28 pages.

                                   MAYFIELD ASSOCIATES FUND
                                   A California Limited Partnership

                                   By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Authorized Signatory

                                   MAYFIELD MEDICAL PARTNERS
                                   A California Partnership

                                   By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Authorized Signatory

                                   YOGEN K. DALAL

                                   By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact

                                   F. GIBSON MYERS, JR.

                                   By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact

                                   KEVIN A. FONG

                                   By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact

                                   WILLIAM D. UNGER

                                   By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact


                                   WENDELL G. VAN AUKEN

                                   By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact

                                   MICHAEL J. LEVINTHAL

                                   By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact

                              Page 20 of 28 pages.

                                   A. GRANT HEIDRICH, III

                                   By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact


                              Page 21 of 28 pages.

                                   EXHIBIT 1


         STATEMENT APPOINTING DESIGNATED FILER AND AUTHORIZED SIGNATORY


                  Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby designates the entity listed in Column II of SCHEDULE 1 hereto, or such other person or entity as is designated in writing by George A. Pavlov (any such entity is referred to as the "Designated Filer") as the beneficial owner to make filings of Schedules 13D and 13G (and any amendments thereto) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and of Forms 3, 4 and 5 (and any amendments thereto) pursuant to Section 16(a) of the Exchange Act (collectively, the "Reports") with respect to the securities of the entity listed in Column I of SCHEDULE 1 hereto and with respect to the securities of any other entity whose securities are now, or hereafter become, publicly traded and whose securities are beneficially owned (directly or indirectly) both by such Reporting Person and by such Designated Entity (collectively, the "Companies").

                  Each Reporting Person hereby further authorizes and designates GEORGE A. PAVLOV (the "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports with respect to the securities of the Companies, including all Schedules 13D and 13G and Forms 3, 4 and 5, and any amendments thereto, that the Reporting Person may be required to file with the United States Securities and Exchange Commission as a result of the Reporting Person's ownership of, or transactions in securities of the Companies.

                  The authority of the Designated Filer and the Authorized Signatory under this document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file Schedules 13D or 13G or Forms 3, 4 and 5 with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with Section 13(d) of Section 16 of the Exchange Act.

Date:  February 17, 1998          MAYFIELD VI INVESTMENT PARTNERS,
                                  a California Limited Partnership

                                  By:      Mayfield VI Management Partners,
                                           a California Limited Partnership,
                                           Its General Partner

                                  By:      /s/ George A. Pavlov
                                      ------------------------------------------
                                           Authorized Signatory

Date:  February 17, 1998          MAYFIELD VI MANAGEMENT PARTNERS
                                  A California Limited Partnership

                                  By: /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Authorized Signatory

                              Page 22 of 28 pages.

Date:  February 17, 1998          MAYFIELD VII
                                  A California Limited Partnership

                                  By:      Mayfield VII Management Partners,
                                           a California Limited Partnership,
                                           Its General Partner

                                  By: /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Authorized Signatory

Date:  February 17, 1998          MAYFIELD VII MANAGEMENT PARTNERS
                                  A California Limited Partnership

                                  By: /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Authorized Signatory

Date:  February 17, 1998          MAYFIELD ASSOCIATES FUND II
                                  A California Limited Partnership

                                  By: /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Authorized Signatory

Date:  February 17, 1998          MAYFIELD MEDICAL PARTNERS (1992)
                                  A California Partnership

                                  By:      Mayfield VII,
                                           a California Limited Partnership,
                                           Its General Partner

                                  By:      Mayfield VII Management Partners,
                                           a California Limited Partnership,
                                           Its General Partner

                                  By: /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Authorized Signatory

Date:  February 17, 1998          MAYFIELD ASSOCIATES FUND
                                  A California Limited Partnership

                                  By: /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Authorized Signatory

                              Page 23 of 28 pages.

Date:  February 17, 1998          MAYFIELD MEDICAL PARTNERS
                                  A California Partnership

                                  By:      Mayfield VI Investment Partners,
                                           a California Limited Partnership,
                                           Its General Partner

                                  By:      Mayfield VI Management Partners,
                                           a California Limited Partnership,
                                           Its General Partner

                                  By: /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Authorized Signatory

Date:  February 17, 1998          YOGEN K. DALAL

                                  By: /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Attorney In Fact

Date:  February 17, 1998          F. GIBSON MYERS, JR.

                                  By: /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Attorney In Fact

Date:  February 17, 1998          KEVIN A. FONG

                                  By: /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Attorney In Fact

                              Page 24 of 28 pages.

Date:  February 17, 1998          WILLIAM D. UNGER

                                  By: /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Attorney In Fact

Date:  February 17, 1998          WENDELL G. VAN AUKEN

                                  By: /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Attorney In Fact

Date:  February 17, 1998          MICHAEL J. LEVINTHAL

                                  By: /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Attorney In Fact


Date:  February 17, 1998          A. GRANT HEIDRICH, III

                                  By: /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Attorney In Fact


                              Page 25 of 28 pages.

                              SCHEDULE 1

PUBLICLY TRADED COMPANY     DESIGNATED FILER     PERSONS/ENTITIES ON WHOSE BEHALF THE DESIGNATED
                                                                     FILER MAY ACT
-----------------------   -------------------    ------------------------------------------------------
Focal, Inc.               Mayfield VI            Mayfield VI Management Partners, Mayfield Associates
                          Investment Partners    Fund II, Mayfield Medical Partners, Mayfield VII,
                                                 Mayfield VII Management Partners, Mayfield
                                                 Associates Fund, Mayfield Medical Partners (1992),
                                                 Yogen K. Dalal, F. Gibson Myers, Kevin A. Fong,
                                                 William D. Unger, Wendell G. Van Auken, Michael
                                                 J. Levinthal, A. Grant Heidrich, III


                              Page 26 of 28 pages.

                                    EXHIBIT 2

                                                                          PERCENT OF CLASS
                                                                            BENEFICIALLY
     NAME OF REPORTING PERSON                NUMBER OF SHARES                  OWNED(1)
-----------------------------------         ------------------            ----------------
Mayfield VI Investment Partners,
a California Limited Partnership               904,711 (2)                      7.0%

Mayfield VI Management Partners,
a California Limited Partnership               904,711 (2)                      7.0%

Mayfield VII,
a California Limited Partnership               382,567 (3)                      2.9%

Mayfield VII Management Partners,
a California Limited Partnership               382,567 (3)                      2.9%

Mayfield Medical Partners,a
California Partnership                         130,435 (4)                      1.0%

Mayfield Medical Partners (1992),
a California Partnership                        48,675 (5)                      0.4%

Mayfield Associates Fund,a
California Limited Partnership                  43,129 (6)                      0.3%

Mayfield Associates Fund II , a
a California Limited Partnership                20,808 (7)                      0.2%

Yogen K. Dalal                               1,530,325 (8)                     11.9%

F. Gibson Myers                              1,530,325 (8)                     11.9%

Kevin A. Fong                                1,530,325 (8)                     11.9%

William D. Unger                             1,530,325 (8)                     11.9%

Wendell G. Van Auken                         1,530,325 (8)                     11.9%

Michael J. Levinthal                         1,537,503 (8)(9)                  11.9%

A. Grant Heidrich, III                       1,530,325 (8)                     11.9%

Total                                        1,537,503                         11.9%

(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of outstanding shares of Common Stock as of 12/31/97.

(2) Represents shares held of record by Mayfield VI Investment Partners, of which Mayfield VI Management Partners is the sole General Partner.

(3) Represents shares held of record by Mayfield VII, of which Mayfield VII Management Partners is the sole General Partner.

(4) Represents shares held of record by Mayfield Medical Partners, of which Mayfield VI Investment Partners is a General Partner.

                              Page 27 of 28 pages.

(5) Represents shares held of record by Mayfield Medical Partners (1992), of which Mayfield VII is a General Partner.

(6) Represents shares held of record by Mayfield Associates Fund.

(7) Represents shares held of record by Mayfield Associates Fund II.

(8) The individual Reporting Persons listed are General Partners of Mayfield VII Management, which is the general partner of Mayfield VII which is the General Partner of Mayfield Medical Partners (1992). The individual Reporting Persons listed in column one, except for Mr. Dalal, are also General Partners of Mayfield VI Management Partners, which is the General Partner of Mayfield VI Investment Partners, which is the General Partner of Mayfield Medical Partners. The individual Reporting Persons are also General Partners of Mayfield Associates Fund II and, except for Mr. Fong and Mr. Dalal, are General Partners of Mayfield Associates Fund. Mr. Fong and Mr. Dalal are limited partners of Mayfield Associates Fund. The individual Reporting Persons listed in column one may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VII, Mayfield VI Investment Partners, Mayfield Associates Fund, Mayfield Associates Fund II, Mayfield Medical Partners and Mayfield Medical Partners (1992) but disclaim such beneficial ownership. Each individual Reporting Person expressly disclaims that he is the beneficial owner of any shares which are held by any other individual Reporting Person in his individual capacity.

(9) Includes director options to purchase 7,178 shares, which are exercisable prior to March 1, 1998. Excludes options to purchase 5,129 shares, of which 256 will become exercisable every month thereafter.



                              Page 28 of 28 pages.